                                                                   EXHIBIT 10.14

             December 11, 1990, Effective as of February 10, 1990


ALEVY PRODUCTIONS, INC.
c/o Bill Sobel, Esq.
Arrow, Edelstein, & Laird, P.C.
9220 Sunset Blvd.
Los Angeles, California 90069

RE:  "Bobby's World"

Dear Bill:

     This letter will confirm the basic terms of the agreement between ALEVY PRODUCTIONS, INC., a New York corporation, ("Licensor") f/s/o Howie Mandel, and FILM ROMAN, INC. ("FRI") relating to the fictional character "Bobby" created by Licensor and Howie Mandel (individually) and the animated characters, events, stories and elements which shall form the basis of animated television programs and the live action elements included in such programs as heretofore or hereafter constituted (the "Property").

     We have agreed and hereby agree as follows:

1.   OPTION:

     In consideration of One Thousand Dollars ($1,000.00) payable upon receipt by FRI of a copy of this letter agreement executed by Licensor, Licensor grants FRI an irrevocable option (the "Option") through and including May 1, 1990 to acquire the rights set forth below, which Option must be exercised in writing as hereinafter provided. Said Option is applicable against any payments due Licensor pursuant to Paragraph 7. FRI and Licensor acknowledge that said Option has been exercised.

     FRI agrees to undertake such development as it determines is necessary in the exercise of its good business judgment to attempt to obtain an order to produce at least thirteen (13) episodes of a non-prime time animated television series ("Series") or one (1) animated thirty (30) minute special ("Special") based on the Property for initial exhibition over a U.S. network or nationally sponsored with at least a fifty percent (50%) U.S. market clearance.

2.   FOX CHILDREN'S NETWORK:

     It is hereby acknowledged and agreed that FRI has entered into a series production agreement with the Fox Children's Network ("FCN") for the production of a minimum of thirteen (13) one-half hour animated programs presently intended to be broadcast on a weekly basis, beginning on Saturday mornings in September 1990.

     Attached hereto and incorporated by this reference is the March 28, 1990 letter of agreement (Exhibit "A") from FCN to Licensor and the March 29, 1990 letter from Phil Kent of Creative Artists Agency, Inc. (Exhibit "B") to FCN (c/o Fox Broadcasting Company ("FBC")) accepting the terms thereof. When FRI and FCN enter into a more formal agreement as contemplated by said letter, said more formal agreement (the "FRI-FCN Agreement"), in conjunction with this agreement and any agreement covering the services of Howie Mandel, will supersede Exhibits "A" and "B." It is agreed that to the extent that the FRI-FCN Agreement is inconsistent with Exhibit "A", Licensor shall have the right to approve the same. All terms of this agreement shall be binding on the parties hereto.

3.   RIGHTS:

     Licensor grants exclusively to FRI, which is concurrently conveying to FCN, the following worldwide rights to the Property, it being understood that, with the exception of the Ancillary Rights, as such term is hereinafter defined, the grant of the following rights shall be for the periods hereinafter set forth:

     (a)  Television:

          The right to produce the Series and/or the Special(s) during the Production Term as such term is hereinafter defined (which, at FCN's election, shall incorporate live action and animated lead-ins to and lead-outs from the programs (collectively, the "wraparounds"), featuring, Howie Mandel (subject to his reasonable availability), and which shall not exceed two (2) minutes in the aggregate per half hour program) for initial television broadcast and to exploit same and all elements thereof in all media whether now known or hereafter devised, including (without limitation) television (free, pay, cable or otherwise), home video, theatrically and non-theatrically (schools, institutions, museums, film festivals, filmstrips, or otherwise).

     (b)  Theatrical:

          The right of first negotiation for a period not to exceed sixty (60) days after the Production Term to conclude an agreement to produce one animated motion picture based upon the Property for exploitation in all media now known or hereafter devised commencing upon expiration of the Production Term. Notwithstanding the foregoing, neither Licensor nor FRI (or FCN after FRI assigns this agreement to FCN) shall have the right to produce such motion pictures during the Production Term without the express written approval of the other party. If FRI does in fact produce an animated feature based upon the Property, and if Licensor elects to have a sequel or remake of such motion picture produced, Licensor shall notify FRI in writing to such effect and FRI shall have a right of first negotiation for thirty (30) days with respect thereto. If FRI and Licensor fail to reach an agreement within the prescribed thirty (30) days, Licensor shall be free to enter into negotiation with third parties with respect to the same; provided, however, that Licensor shall provide FRI written notice setting forth the terms of any proposed agreement with such third party prior to Licensor's entering into such agreement. FRI shall have ten (10) days to match the terms of any such offer, in which case, Licensor shall enter into said agreement with FRI in lieu of the third party.

     (c)  Exclusivity:

          The right to grant FCN or its designees for the Production Term the exclusive right to exhibit all programs produced which are based upon the Property in animation (including the animated likeness of "Bobby" and "Howie," the Series, the programs, the Specials, the title(s) and all elements thereof as they appear in all programs produced hereunder throughout the universe in perpetuity, but excluding Howie Mandel's performance as himself or as Bobby, which characters may be used by Howie Mandel in any non-animated manner Howie Mandel so chooses, subject to the restrictions set forth in paragraphs 3(d) and 3(f)(i), below). Additionally, Licensor grants FRI the right to grant FCN or its designees the exclusive, perpetual right to exhibit all programs produced hereunder. Howie Mandel may not create another animated series which features an animated Howie Mandel, including without limitation, as Bobby, himself or Bobby's dad, during the Production Term. Notwithstanding the foregoing, FRI shall have the right to grant U.S. television exhibitors the exclusive right to broadcast Howie Mandel's appearance as the animated character of Bobby's father and/or as himself and/or the live Bobby character as the latter two appear in the wraparounds or advertisements. It is agreed and acknowledged that FRI and Licensor have granted FCN the exclusivity provisions and rights set forth in Paragraph 5 of Exhibit A which is incorporated herein by this reference to the extent that the same is not inconsistent with the terms hereof.

     (d)  Live Action Holdback:

          All live television rights in which Bobby is a central character shall be frozen during the Production Term. Live action theatrical rights in which Bobby is a central character shall be frozen through the conclusion of any season (e.g., Sept. 1990 - Sept. 1991) in which FRI orders new episodes. For the balance of the Production Term, live action theatrical rights will be subject to the following first negotiation/last refusal rights:

          i) if only thirteen (13) episodes are ordered, following the end of the first season in which such episodes are exhibited, FRI shall have a three month exclusive first negotiation right followed by a forty-five (45) day exclusive last refusal right through the balance of the Production Term.

          ii) if new Series episodes are ordered for a second season or subsequent seasons or if the Series is ordered for strip exhibition, following the end of the second or subsequent season(s) in which such episodes are exhibited, FRI shall have a six (6) month exclusive first negotiation right followed by a forty-five (45) day exclusive last refusal right through the balance of the Production Term.

     With regard to the terms of the freeze on live action theatrical rights the following, non-precedential provisions shall apply and such provisions shall remain confidential:

          if a performer other than Mandel has a previously created fictional character which has not been previously exploited as a featured character (live action, animated or both live action and animated) in either

               - a theatrical motion picture,
               - a television series or special,
               - a home video movie or special or
               - has been exploited previously as a literary character in books, syndicated newspapers or magazines or has granted rights to a third party to so exploit such character and if FCN enters directly (as opposed to an assignment of rights from a third party in which live action theatrical rights have been reserved by the rights holder as a result of either (i) a previous grant of such rights or, (ii) a current theatrical development deal or, (iii) rights holder is in discussions with third parties for theatrical development) into an agreement with such performer for the rights to feature such fictional character in an animated series and, if in such agreement, FCN grants such performer the right to exploit such fictional character as a featured performer in a live action theatrical during the Production Term then FCN shall afford the same rights to Licensor (or Mandel) as those which FCN grants to such performer to enter into an agreement with a third party to develop and/or produce a live action theatrical based on such performer's fictional character during the Production Term.

     (e)  Spinoffs:

          The right in perpetuity to produce animated television program(s) ("spinoffs") based in whole or in part on any characters created for and used in the Series or Specials other than pre-existing characters. A "pre-existing character" shall mean a character or element created or owned by Licensor which existed prior to the production of any animated program(s) hereunder.

     (f)  Ancillary Rights:

          In addition to the foregoing, in the event FRI exercises its Option, it shall thereby acquire from Licensor the following exclusive perpetual worldwide ancillary rights to the Property:

          (i)  Merchandising Rights.

               FRI shall have the sole, exclusive and worldwide Merchandising Rights with respect to the Series and the Property. "Merchandising Rights" means the right to use and/or authorize others to use physical properties, character names or other materials appearing or used in or in connection with the Property or the Series or any Special, and likenesses, voices and characteristics of any and all characters (including without limitation the "Bobby" character and/or "animated Bobby's father" character appearing in the series), objects or other elements appearing in the Property, the Series or any Program, for products and services, including without limitation, dolls (including a talking doll, for which Howie Mandel shall provide voice services; provided, however, that Howie Mandel shall make himself available upon reasonable notice to provide said services and that Howie Mandel will be paid twice SAG scale for such services as though said services were covered by the SAG Basic Agreement), toys, games, cutouts, comic books, and comic strips. A license by FRI to a third party of any Merchandising Rights is a "Merchandising License." It is acknowledged that this grant of rights does not prohibit Howie Mandel from merchandising his live likeness, including "Bobby" and the name "Bobby," which right he reserves; provided, however, that neither Licensor nor Howie Mandel may link such merchandising with the Series or Specials.

          (ii) Other Ancillary Rights. FRI shall have the following sole, exclusive and worldwide rights, in perpetuity:

               (A) Music Publishing Rights. To publish and exploit all music created in connection with the Series and/or any Special produced hereunder, together with the right to identify such music as being derived from or connected with the Series, and the right to use artwork and graphics from the Series in connection with the exploitation of music publishing rights.

               (B) Soundtrack Rights. To incorporate and exploit all music created in connection with the Series and/or any Special produced hereunder in sound recordings, soundtrack recordings, and/or story recordings based upon the Series and/or the Property (all of which recordings may be exploited by means of records, tapes, discs, or any other means), together with the right to identify such music as being derived from or connected with the Series, and the right to use artwork and graphics from the Series in connection with the exploitation of soundtrack rights.

               (C) Publication Rights. To publish and exploit printed materials, including without limitation books, comic books, pamphlets, periodicals, inserts, cut-outs, strips and photonovels, all based upon the Series and/or any Special produced hereunder, together with the right to identify such materials as being derived from or connected with the Series, and the right to use artwork and graphics from the Series in connection with the exploitation of publication rights.

               (D) Advertising, Publicity and Promotion Rights. To advertise, publicize and promote the Series, the Specials, and the exercise of all of FRI's rights hereunder, by means of all media, whether now known or hereafter devised. Without limiting the foregoing, FRI shall have the right, solely for the purpose of advertising, publicizing and promoting the Series, Programs and the exercise of FRI's rights hereunder, to exhibit, perform and/or publish excerpts from the Property in all media and without additional compensation to

Licensor therefor; provided, that such excerpts shall not exceed [ten thousand (10,000)] words in print media or three (3) minutes in electronic media.

4.   RETAINED RIGHTS:

     Subject to the provisions of this Agreement, Exhibit A, and the FRI-FCN Agreement, Licensor retains all rights not licensed herein to live action motion pictures, stage, and radio; however, Licensor may not exercise said rights during the Production Term hereof in connection with any production based entirely upon the live Bobby character.

     FRI retains all rights to FRI-created characters unless otherwise set forth herein.

5.   TERM:

     (a)  Production Term:

          The term of FRI's rights to produce new programs hereunder shall commence on the date of this agreement and end upon the expiration of the full term set forth in Exhibit "A" (the "Production Term"). However, thereafter FRI shall have the right of first negotiation for the period of thirty (30) days to extend the Production Term. If FRI and Licensor fail to reach an agreement, Licensor shall have the right to enter into negotiations with third parties with respect to the Property; provided, however, that for a period of two (2) years following the termination of the Production Term, Licensor shall provide FRI written notice setting forth the terms of any proposed agreement with such third party prior to Licensor's entering into such agreement. FRI shall have ten (10) days to match the terms of any such offer, in which case, Licensor shall enter into said agreement with FRI in lieu of the third party.

     (b)  Distribution Term:

          Subject to the grant of rights herein, the term of FRI's rights to distribute programs produced hereunder shall be in perpetuity, in all media now known or hereafter devised, in all territories. Subject to the limitations contained in Exhibit A, it is agreed and acknowledged that FRI and Licensor have granted to FCN all distribution rights in and to the programs produced pursuant to the FRI-FCN Agreement, in all media, in perpetuity.

6.   SERVICES:

     Following FRI's exercise of its Option, Licensor shall furnish the services of Howie Mandel in the following capacities for each program produced hereunder, subject to his reasonable approval, availability, creative determination and the applicable network's approval (which network approval has already been granted):

     (a) Creative Consultant on all programs produced hereunder;

     (b) Voice Over for the animated "Howie" and "Bobby" characters and for such other characters as FRI shall designate, subject to Howie Mandel's reasonable approval;

     (c) Voice Over or on-camera acting in live portions of wraparounds and in main title;

     (d) Writing (or co-writing) lyrics any songs. In connection therewith, Licensor shall be entitled to royalties per Exhibit C which is hereto attached.

7.   PAYMENTS:

     Provided Licensor is not in material breach of this agreement, FRI shall pay to Licensor immediately on exercise of the Option, Sixty Thousand Dollars ($60,000.00) if a television series is to be initially produced (it being acknowledged that such sums have already been paid by FRI to Licensor), or Ten Thousand Dollars ($10,000.00) if a prime time special is to be initially produced, the applicable sum to be credited against the following payments, payable within ten (10) days following completion of final edit of the respective episode of the Series or Special:

     (a)  Royalties for Rights:

          (i) For each new program produced for initial exhibition on U.S. network television or by Fox Broadcasting Company or any of its subsidiaries or affiliates (unless Fox Broadcasting Company or its subsidiaries or affiliates orders a strip series, in which case paragraph 7(a)(ii) shall apply):

                      (1)  One half hour non prime time series episodes:
                           $1,000.00 per episode

                      (2)  One half hour Prime Time Specials: $2,000.00 per
                           Special

          (ii) For each new program produced for initial exhibition in nationally sponsored syndication, but excluding Fox Broadcasting Company or any of its subsidiaries or affiliates (unless Fox Broadcasting Company or any of its subsidiaries or affiliates orders a strip series, in which case the following shall apply):

                      (1)  One half hour series episodes:  $500.00 per episode

                      (2)  One half hour Specials:  $1,000.00 per Special

          (iii) Royalties for new programs in the foregoing categories of different lengths (e.g., one hour Saturday morning series episodes) shall be subject to good faith negotiation.

     (b)  Creative Consultant Fees:

          (i) FRI shall pay Licensor a creative consultant fee of Three Thousand Dollars ($3,000.00) per each half hour episode for Saturday or Sunday broadcast;

          (ii) FRI shall pay Licensor a creative consultant fee of Two Thousand Two Hundred Fifty Dollars ($2,250.00) per each half hour episode of a Strip broadcast;

     (c)  Reimbursement for Howie Mandel's Voice Over Fees:

          Amounts equal to the then applicable SAG scale plus 10%.

     (d) Reimbursements for Howie Mandel's acting in the main titles and wraparounds:

          Amounts equal to twice the then applicable SAG scale.

     (e) Reimbursement for Howie Mandel's writing (or co-writing) lyrics to "Do Fish Smell":

          Payment included within royalty payment.

     (f) Payments for new programs in different categories (e.g., prime time series episodes) shall be negotiated in good faith giving due regard for comparable programming and the foregoing royalties.

     (g) In the event FRI produces a spinoff, it shall pay Licensor fifty percent (50%) of all the applicable financial terms set forth in subparagraphs 7(a)-7(b) and paragraph 8, below.

     (h) Pension, Health and Welfare: FRI shall pay directly to SAG all applicable pension, health and welfare contributions due for services rendered by Howie Mandel hereunder.

8.   NET PROFITS:

     In the event FRI produces a Series and or Special hereunder and provided Licensor is not in material breach of this Agreement, FRI shall pay Licensor a sum equal to Thirty Five Percent (35%) of One Hundred Percent (100%) of FRI's Net Profits from the exploitation of the Series and Specials and all ancillary rights. "Net Profits" shall be the net profits (as therein defined) paid to FRI by FCN, if any, pursuant to the FRI-FCN Agreement, less any unreimbursed direct production costs incurred by FRI which remain unreimbursed by FCN and less any unreimbursed profit participations paid by FRI to the writers of the Series and Specials. For purposes hereof, production costs shall include the total cost of producing the Series and/or

Specials including all direct items incurred in connection with the production thereof. Such costs shall include, but not be limited to, all charges and expenses for above-the-line personnel and services, including fees for regular employees of FRI who render production or creative services on the series (fairly allocated to accurately reflect a reasonable amount of compensation (based on rates that would be paid to comparable individuals not affiliated with FRI) for such employee's services on the Series or Special(s)) or receive credit as Executive Producer, Supervising Producer, Producer or other customary credits; below-the-line facilities, equipment, materials, and services; all fixed dollar deferred payments to third parties not affiliated with FRI; interest on unrecouped monies advanced for the series by FRI computed quarterly at 1-1/2% above the prime rate charged FRI by its bank and any and all other costs and expenses deemed production costs in the television industry. FRI shall, in addition, be entitled to charge an overhead allowance, including FRI's salaries, materials, equipment and facilities not allocated as a direct production cost, in an amount equal to its overhead expenses attributable to programs produced hereunder less any overhead reimbursed and executive producer fees paid to FRI by any third party in connection with the same ("Overhead Reimbursement"); provided, however, that in no event shall such amounts exceed thirteen percent (13%) of the production costs in connection with the same less the Overhead Reimbursement ("Overhead Cap"). It is currently anticipated that FCN shall be providing FRI with an Overhead Reimbursement of seven thousand five hundred dollars ($7,500) per series episode for overhead and a seven thousand five hundred dollars ($7,500) per series episode for executive producer fees. FRI shall be entitled to recoup its overhead allowance after recoupment of FRI's unreimbursed direct production expenses, as defined above, less any unreimbursed profit participations paid by FRI to the writers of the Series and Specials in the following manner:

     (i)    FRI shall recoup sixty-five percent (65%) of its overhead allowance;

     (ii) FRI and Licensor shall divide the next monies received by FRI, up to an amount equal to thirty-five percent (35%) of FRI's overhead allowance, as though said sums were Net Profits (e.g., FRI shall receive sixty-five percent (65%) of said sums and Licensor shall receive thirty-five percent (35%) of said sums);

     (iii) FRI shall recoup the balance of its overhead allowance up to the Overhead Cap; and

     (iv)   Thereafter, all other sums will be divided as Net Profits.

9.   OWNERSHIP AND COPYRIGHT:

     Subject only to any limitations on the exploitation contained in this agreement, all materials, whether or not furnished by Licensor, used on or in connection with the programs produced hereunder, and any portion thereof, and, of course, the programs themselves, including but not limited to any copies and/or recordings thereof by film, tape, disc or any other similar or dissimilar method of recording, whether now known or hereafter devised, shall be the sole and absolute property of FRI for any and all purposes whatsoever, and for any method of exhibition or exploitation, including but not limited to theatrical and non-theatrical exhibition, broadcast transmission, satellite transmission, video cassette/disc exhibition, hotel exhibition, and any similar or dissimilar uses whether now known or hereafter devised, and Licensor agrees that Licensor does not have and will not claim to have, either under this agreement or otherwise, any right, title or interest of any kind or nature whatsoever, in or to any of such materials or in or to the programs or any elements or copies thereof.

     In the event FRI fails to commence production of the Series or the Special(s) within two (2) years following the exercise of the Option hereunder, all rights granted to FRI shall revert to Licensor. (FRI and Licensor acknowledge that FRI has commenced production of the Series.)

     It is agreed and acknowledged that FRI and Licensor have granted FCN ownership in and to the copyright and trademarks in the programs and elements thereof produced hereunder. It is expressly acknowledged and agreed that Licensor shall maintain all copyrights and trademarks in and to the live "Bobby" character and the animated and "live" likenesses of Howie Mandel as they may appear separate and apart from the Series or Specials; however, neither Licensor nor Mandel shall have any right to use the animated likeness of Howie Mandel beyond the scope of this agreement. Notwithstanding the foregoing, Licensor shall maintain the right to use an animated likeness of Howie Mandel if such likeness is different from that used in the Series or Specials and, during the Production Term, is not likely to cause confusion or be competitive with that used in the Series or Specials.

     All rights granted or agreed to be granted FRI hereunder shall vest in FRI immediately and shall remain vested in FRI, its successors, assigns and licensees, whether this agreement expires in normal course or whether Licensor's engagement hereunder is sooner terminated for any cause or reason, and Licensor shall and does hereby assign all rights therein to FRI, subject to the terms of this agreement. All materials furnished by Licensor, and the results and proceeds of Licensor's services shall be considered in all respects as materials furnished by Licensor as the employee of FRI (or, if Licensor's services are on loan, by the lending company) and/or furnished pursuant to the specific commission of FRI for use in connection with the programs, and such materials and the results and proceeds of Licensor's services shall be considered in all respects as "works for hire" as that term is used in the U.S. Copyright Act, it being understood that under all circumstances FRI shall be considered the author and proprietor of such materials and of the results and proceeds of Licensor's services, and of all rights comprised in the copyright thereof, and FRI shall have the sole and absolute right to copyright such material and the programs as copyright author and proprietor thereof. Notwithstanding the foregoing, FRI and Licensor acknowledge that FRI shall produce the Series and/or Specials for FCN as works-for-hire. Consequently, FCN shall be entitled to all rights herein set forth.

     Licensor shall be accorded appropriate trademark and copyright credit as owner of the pre-existing characters and properties of Licensor on all positive prints of the program(s), FRI paid advertising and on Howie Mandel, "Bobby," or Howie Mandel created character based merchandise. In this regard, it is acknowledged that Licensor is owner of the trademark in the Bobby character.

10.  SCREEN CREDIT:

     Licensor shall receive at Licensor's and Howie Mandel's election screen credit on the Program(s) produced hereunder, and if within FRI's control, in all paid advertising substantially as follows:

     "in Association with Alevy Productions, Inc."

The on-screen credit may combine the name of Licensor and its logo if FRI reasonably approves of the style and appearance such logo. No other credit, other than a logo, shall be of a size larger than the aforementioned "in Association with" credit.

     Further, additional credit on all Programs produced hereunder shall be accorded Howie Mandel so as to accurately reflect his services rendered, including but not limited to a "Based on a character created by" credit and a "Creative Consultant" credit.

     FRI shall contractually require FCN to comply with the credit provisions hereof and if such provisions are not complied with, FRI shall use best efforts to cure such failure on a prospective basis.

     Such credit shall be subject to network or broadcasters' standards and practices, which shall be applied equally to Licensor's and FRI's credits. All other characteristics of such credit will be in FRI's sole discretion. No casual or inadvertent failure of FRI to comply with the provisions of this paragraph, and no failure of others to comply with their obligation to FRI shall constitute a breach of this agreement by FRI. Licensor shall not be entitled to any injunctive relief for breach of the provisions of this paragraph.

     Licensor acknowledges that the credits as they have appeared in the first thirteen episodes of the Series satisfy the foregoing requirements; provided, however, all subsequent programs produced hereunder shall accord the "creative consultant" credit set forth above.

11.  CREATIVE APPROVAL RIGHTS:

     Licensor shall designate in writing one individual to act as creative consultant with respect to the Property. Said individual shall have the reasonable right to approve the initial creative elements (i.e., bible with sample story premises and model sheets of major continuing characters including Howie Mandel and "Bobby"), production outlines and teleplays of the programs produced hereunder to ensure that the Property is depicted in a manner consistent with the integrity and artistic representations of the original Property. Said individual shall have approval rights with respect to models, artwork, character development and character design, provided that such approval rights may not be unreasonably withheld. Licensor acknowledges that it has granted said approvals with respect to all elements of the first thirteen (13) episodes. Licensor shall have continuing reasonable approval rights over additional elements.

     Additionally, Licensor shall have the reasonable right to approve merchandise style guides and product categories thereof incorporating the animated likeness of the "Bobby's father" and "Bobby" characters.

     Such approvals and consultations shall be exercised within the time periods reasonably required by FRI due to production exigencies, including within two
(2) business days if appropriate. FRI shall exercise best efforts to ensure approval turnarounds of seventy two (72) hours. If disapproval is not received within the appropriate time periods as communicated to Licensor in writing, matters subject to such approvals shall be deemed approved. FRI shall have all other controls and approvals. Licensor shall not be entitled to any injunctive relief for breach of the provisions of this paragraph.

12.  WARRANTIES AND INDEMNITIES:

     (a) Licensor represents and warrants that: it is a valid corporation, incorporated under the law of the state of New York; it owns all right, title, and interest in and to the Property; it has the full power and authority to enter into this agreement; none of the rights herein licensed have been licensed to any other person or entity nor has Licensor entered into any other agreement which would interfere with this agreement; Licensor and Howie Mandel have entered into an employment agreement whereby all materials and services furnished by Howie Mandel are works-for-hire under federal copyright law; to the best of Licensor's knowledge the Property and any other materials furnished by Licensor will not be libelous or violate the right of privacy, publicity, or any other right of any person or entity; Licensor is a signatory of the current Writers Guild of America's Basic Agreement; and Howie Mandel is a member of the Writers Guild of America. Licensor agrees to indemnify and hold harmless FRI and any telecasting network, their successors, assigns, licensees and its and their affiliates and subsidiaries and its and their employees, agents, officers and directors from and against any and all claims, demands, losses, expenses, and/or fees (including attorney's fees) arising out of or resulting from any breach by Licensor of any of its representations, warranties, indemnities, and/or agreements herein:

     (b) FRI represents and warrants that: any and all material incorporated by it in any programs produced hereunder, other than that furnished by Licensor or Howie Mandel, shall be either original or in the public domain and shall not be libelous or violative of the rights of privacy, publicity, or any other right of any person or entity; it has full power and authority to enter into this Agreement. FRI agrees to indemnify and hold harmless Licensor from any claims, demands, losses, damages, expenses and/or fees (including attorney's fees) arising from FRI's incorporation of material in any program(s) produced hereunder or in any licensed merchandise product which was not supplied by Licensor and/or resulting from any breach by FRI of any of its representations, warranties, indemnities and/or agreements herein.

13.  ASSIGNMENT:

     FRI may assign this agreement, in whole or in part, only to FCN or its related designee or to an affiliated company of FRI or to any entity with whom any parent, subsidiary or affiliated company of FRI is merged or consolidated or to any entity with substantially the same financial status as FRI, acquiring all or substantially all of the stock or assets of any such parent, subsidiary or affiliated company. Any such assignee shall assume in writing all obligations to Licensor and Howie Mandel hereunder; assignment hereunder to FCN or Fox Broadcasting Company under an agreement whereby such obligations are assumed shall relieve FRI of liability hereunder as to such obligation, except any WGA obligations, which FRI explicitly retains.

14.  INSURANCE:

     FRI shall procure and at all times cause the maintenance of, with acceptable insurance companies, the following insurance policies:

     (a) A standard producer's errors and omissions liability policy which shall have standard coverage, including but not limited to, coverage with respect to liability, defamation, infringement of copyright, infringement of rights in material to be broadcast and in the manner of presentation thereof, infringement of privacy and publicity rights and unauthorized use of material for the Series and each Episode thereof. Each policy shall provide that Licensor and Howie Mandel shall be named additional insureds.

     (b) A standard products liability policy which shall have standard coverage for merchandise licensing organizations naming Licensor and Howie Mandel as additional insureds.

15.  SECURITY OF COPYRIGHT, ETC.:

     FRI shall not cause or authorize any action which might impair the copyright of or the service or trade names or marks of Licensor or Howie Mandel used in any program produced hereunder or their right, title and interest in the service or trade names or marks of Licensor or Howie Mandel and FRI will use its best efforts to safeguard the same and will fully cooperate with Licensor in any efforts by Licensor to enforce and protect the same and shall promptly provide written notice to Licensor of all unauthorized uses of the same which come to FRI's attention.

16.  BANKRUPTCY:

     Licensor shall have the right to terminate this Agreement if FRI shall have a petition in bankruptcy filed on its behalf or against it, shall take advantage of any insolvency law or generally fail to pay its debts as such debts become due, or shall make an assignment for the benefit of creditors, or a receiver, liquidator, or trustee shall be appointed for such party's property or affairs effective upon written notice to the party so affected, unless or until this agreement is assigned to FCN, in which case the foregoing termination rights shall still remain with Licensor in the event FCN shall have a petition in bankruptcy filed on its behalf or against it, shall take advantage of any insolvency law or generally fail to pay its debts as such debts become due, or shall make an assignment for the benefit of creditors, or a receiver, liquidator, or trustee shall be appointed for such party's property or affairs effective upon written notice to the party so affected. FCN will assume FRI's obligations hereunder in the event FRI files a petition for bankruptcy prior to FRI's assigning this agreement to FCN.

17.  LICENSOR'S REMEDIES:

     In the event of a failure or omission by FRI constituting a breach of FRI's obligations hereunder, including but not limited to obligations with respect to screen credit and/or paid advertising credit, Licensor's remedies hereunder shall be limited to Licensor's remedies at law for damages, and, specifically, Licensor shall have no right to injunctive relief or to rescind any rights of FRI or any of its licensee's or assignees to produce, distribute and otherwise exploit the programs and any rights therein as herein elsewhere provided.

18. ADDITIONAL DOCUMENTS: Licensor agrees to execute any and all additional documents or instruments reasonably requested by FRI (or FCN after assignment of this agreement to FCN) which are necessary to fulfill the intent of the terms hereof.

19.  MISCELLANEOUS:

     This agreement also includes other terms not inconsistent with the terms hereof which are common in the entertainment industry, including but not limited to, force majeure, default, pay-or-play, insurance, termination, and other provisions which may be more precisely determined in a more extensive agreement between the parties.

     Would you please have the appropriate individual(s) sign in the space provided therefor below and return two (2) signed copies to us for our files.

                                    Sincerely,


                                    FILM ROMAN, INC.


                                    By: /s/
                                        --------------------------------

AGREED TO AND ACCEPTED:

ALEVY PRODUCTIONS


By: /s/
    -----------------------

     I have read the foregoing Agreement and, as an inducement to you to enter into the Agreement, I hereby represent, warrant and agree as follows:

     I am familiar with all of the terms of the Agreement and I hereby consent to the execution thereof. I shall perform and comply with all of the terms of the Agreement as if I had executed it directly as an individual, even if the employment agreement between me and Alevy Productions, Inc. ("Licensor") should hereafter expire, terminate or be suspended. I, as an individual, hereby join in and confirm all grants, representations, warranties and agreements made by Lender under the Agreement.

                                    Very truly yours,



                                    /s/
                                    ---------------------------------
                                    Howie Mandel